EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of CIT Financial USA, Inc.:

We have examined CIT Financial USA, Inc.’s (the "Company") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all publicly issued asset-backed securities transactions issued on or after January 1, 2006, involving equipment loan and lease receivables for which the Company acted as master servicer (the "Platform") as of December 31, 2008, and for the year then ended, excluding criteria 1122(d)(1)(ii) (to the extent such item is performed, in part, by subservicers), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(i) (to the extent such item is performed, in part, by subservicers), 1122(d)(2)(ii) (to the extent that such item relates to (A) the actual disbursement or remittance of funds to investors which is performed by the indenture trustee and (B) disbursements on behalf of an obligor, and to the extent such item is performed, in part, by subservicers), 1122(d)(2)(iii) (to the extent that such item relates to guarantees regarding collections, cash flows or distributions, and to the extent such item is performed, in part, by subservicers), 1122(d)(2)(v) (to the extent such item is performed, in part, by subservicers), 1122(d)(2)(vi), 1122(d)(2)(vii) (to the extent such item is performed, in part, by subservicers), 1122(d)(3)(i) (to the extent that such item relates to agreement with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced), 1122(d)(3)(ii) (to the extent that such item relates to (A) the actual remittance of funds by subservicers from their own concentration accounts to the indenture trustee and (B) the actual disbursement or remittance of funds to investors which is performed by the indenture trustee), 1122(d)(3)(iii) (to the extent that such item relates to the actual disbursement or remittance of funds to investors which is performed by the indenture trustee, and to the extent such item is performed, in part, by subservicers), 1122(d)(4)(iii) (to the extent such item is performed, in part, by subservicers), 1122(d)(4)(v) (to the extent such item is performed, in part, by subservicers), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xiv) (to the extent such item is performed, in part, by subservicers) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. The individual asset-backed securities transactions that comprise the Platform as defined by management are included as part of CIT Equipment Collateral 2006-VT1, CIT Equipment Collateral 2006-VT2 and CIT Equipment Collateral 2008-VT1. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criterion 1122(d)(3)(i) of Regulation AB applicable to the Company during the year ended December 31, 2008: The Company did not file its Report on Form 10D for the November 20, 2008 payment date and the collection period from October 1, 2008 to October 31, 2008 with the Securities and Exchange Commission timely as required by Item 1122(d)(3)(i) of Regulation AB.

In our opinion, except for the material noncompliance described in the preceding paragraph, CIT Financial USA, Inc. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 27, 2009